Exhibit 8.1

[Letter head of Muldoon Murphy & Aguggia LLP]

April 28, 2006

Chicopee Bancorp, Inc.

Chicopee Savings Bank

70 Center Street

Chicopee, Massachusetts 01013

Re:	Federal Income Tax Opinion Relating to the Conversion of

Chicopee Savings Bank from a Massachusetts chartered

mutual savings bank to a Massachusetts chartered stock

savings bank

Ladies and Gentlemen:

You have asked our opinion regarding all material federal income tax consequences of the proposed conversion of Chicopee Savings Bank (“Chicopee Savings Bank”) from a Massachusetts chartered mutual savings bank to a Massachusetts chartered stock savings bank (the “Converted Bank”) and the acquisition of the Converted Bank’s capital stock by Chicopee Bancorp, Inc., a Massachusetts corporation (“Chicopee Bancorp”), pursuant to a plan of conversion, as amended, initially adopted by the Board of Directors on October 27,2005 (the “Plan of Conversion”). All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan of Conversion.

In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Conversion and of such corporate records of the parties to the Conversion as we have deemed appropriate. We have also relied upon, without independent verification, the representations of Chicopee Savings Bank and Chicopee Bancorp contained in their letter to us dated April 28,2006. We have assumed that such representations are true and that the parties to the Conversion will act in accordance with the Plan of Conversion. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

We have assumed that the conversion contemplated by the Plan of Conversion will be consummated in accordance therewith and as described in the prospectus included as part of the registration statement on Form S-1 filed by Chicopee Bancorp.

Chicopee Bancorp, Inc.

Chicopee Savings Bank

April 28, 2006

In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and similar guidance issued by the Internal Revenue Service (“IRS”) thereunder. Changes in the tax laws could affect the continued validity of the opinions expressed herein. Furthermore, there can be no assurance that the opinions expressed herein would be adopted by the IRS or a court of law. We assume no obligation to revise or supplement this opinion should the present federal income tax laws be changed by legislation, judicial decisions or otherwise.

Based on and subject to the foregoing, it is our opinion that, for federal income tax purposes, under current law:

1.	the conversion of Chicopee Savings Bank from the mutual to the stock form of organization will qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Internal Revenue Code (the “Code”) (see Rev. Rul. 80-105, 1980-1 C.B. 78), and no gain or loss will be recognized by account holders and no gain or loss will be recognized by Chicopee Savings Bank by reason of such conversion;

2.	no gain or loss will be recognized by Chicopee Bancorp upon the sale of shares of common stock in the Offering (Section 1032(a) of the Code);

3.	no gain or loss will be recognized by account holders of Chicopee Savings Bank upon the issuance to them of accounts in Chicopee Savings Bank immediately after the conversion in the same dollar amounts and on the same terms and conditions as their accounts at Chicopee Savings Bank in its mutual form plus interests in the liquidation account in Chicopee Savings Bank (Section 354(a) of the Code);

4.	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Chicopee Bancorp to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and Employees, Officers, trustees and Corporators is zero (the “Subscription Right”) and, accordingly, that no income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders and Employees, Officers, trustees and Corporators upon the issuance to them of the Subscription Rights (Section 356(a) of the Code) or upon the exercise of the Subscription Rights (Rev. Rul. 56-572, 1956-2 C.B. 182);

5.	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the offering pursuant to the exercise of the Subscription Rights will be the amount paid therefor, and that the holding period for such shares of

Chicopee Bancorp, Inc.

Chicopee Savings Bank

April 28, 2006

common stock will begin on the date of completion of the Offering (Section 1012 of the Code); and

6.	the holding period for shares of common stock purchased in the Community Offering or Syndicated Community Offering will begin on the day after the date of the purchase (Section 1223(6) of the Code).

The opinions set forth in 4 and 5 above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. The Internal Revenue Service will not issue rulings on whether subscription rights have a market value. We are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. The subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase Chicopee Bancorp common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. We believe that it is more likely than not (i.e., that there is a more than a 50% likelihood) that the subscription rights have no market value for federal income tax purposes.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the conversion or of any transaction related thereto or contemplated by the Plan of Conversion. This opinion is given solely for the benefit of Chicopee Savings Bank and Chicopee Bancorp and Eligible Account Holders, Supplemental Eligible Account Holders and Employees, Officers, trustees and Corporators who receive Subscription Rights, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Application for Conversion filed with the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation, as an exhibit to the Bank Holding Company Application filed with the Federal Reserve Board and as an exhibit to the registration statement on Form S-1 filed with the Securities and Exchange Commission, all filed in connection with the conversion, and to the reference to our firm and to this opinion in the prospectus included in the registration statement on Form S-1 under the headings “The Conversion- Material Income Tax

Chicopee Bancorp, Inc.

Chicopee Savings Bank

April 28, 2006

Consequences” and “Legal and Tax Opinions.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

MULDOON MURPHY & AGUGGIA LLP